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Exhibit 23.2

CONSENT OF INDEPENDENT GEOLOGIST

        As independent geologist, I hereby consent to the use of my report dated March 29, 2004, as revised March 30, 2006, as well as all references to me as an expert in geology, included or made part to this Registration Statement.

                      /s/ Richard F. Douglas, PH.D.

Lakewood, Colorado
June 20, 2006

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CONSENT OF INDEPENDENT GEOLOGIST